Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-263230) on Form S-3 and (Nos. 333-224887 and 333-206158) on Form S-8 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Planet Fitness, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts
February 25, 2026